Exhibit 32

SECTION 1350 CERTIFICATIONS

Peter T. Reno, Interim Operating Committee Chairman and Mark S. Burgess, Executive Vice President of Finance and Chief Financial Officer of Anchor Glass Container Corporation, hereby certify that:

     1. The quarterly report of the registrant on Form 10-Q for the quarter ended March 31, 2005 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of the registrant as of the dates and for the periods expressed in the quarterly report.

Date: May 10, 2005

/s/ Peter T. Reno

Name: Peter T. Reno
Title: Interim Operating Committee Chairman

/s/ Mark S. Burgess

Name: Mark S. Burgess
Title: Executive Vice President of Finance and Chief Financial Officer